Exhibit 16.1

January 24, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by New Frontier Health Corporation (formerly known as New Frontier Corporation) in the Registration Statement dated January 24, 2020. We agree with the statements concerning our Firm in such Registration Statement; we are not in a position to agree or disagree with New Frontier Health Corporation (formerly known as New Frontier Corporation) statements that the audit committee decided to engage Ernst & Young LLP Hua Ming LLP to serve as the Company’s new independent registered public accounting firm and related statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

Whippany, New Jersey